EXCLUSIVE LICENSE (EQUITY) AGREEMENT

This Exclusive License (Equity) Agreement (the "Agreement") is made and entered into by and between THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY ("Stanford"), an institution of higher education having powers under the laws of the State of California, and ClearLight Diagnostics, LLC ("ClearLight"), a Delaware limited liability company having a place of business at 428 Oakmead Parkway, Sunnyvale, CA 94085, effective on the 1st day of September, 2015 ("Effective Date"). Stanford and ClearLight may be referred to herein individually as a "Party", and collectively as the "Parties".

1. BACKGROUND

Stanford has assignment of inventions relating to microscopy hardware and methods to image brain and other tissues for use in research and diagnostics, which are entitled "CLARITY: Transparent Tissue for 3D Imaging of Neuronal Networks and Subcellular Structures;""TEMPEST: Targeted brain endoskeletonization for analysis of neural circuits;" and "CLARITY optimized light-sheet microscope (COLM) for rapid and high resolution imaging of large intact tissue such as whole mouse brain and large chunk of normal and diseased human brain," and were invented in the laboratory of Dr. Karl Deisseroth, Hughes Medical Institute ("HHMI") investigator and are described in Stanford Dockets [redacted], and [redacted]. Stanford has previously licensed Dock[redacted] nonexclusively to three parties, but will not license to any other parties, except as provided under for this Agreement. The inventions were made in the course of research supported by the HHMI. Stanford wants to have the inventions perfected and marketed as soon as possible so that resulting products may be available for public use and benefit.

2. DEFINITIONS

2.1 "Affiliate" means any person, corporation, or other business entity which controls, is controlled by, or is under common control with ClearLight; and for this purpose, "control" of a corporation means the direct or indirect ownership of more than fifty percent (50%) of its voting stock, and "control" of any other business entity means the direct or indirect ownership of greater than a fifty percent (50%) interest in the income of such entity.

2.2 "Exclusive" means that, subject to Articles 3 and 5, Stanford will not grant further, licenses under the Licensed Patents in the Licensed Territory.

2.3 "Fully Diluted Basis" means, as of the applicable time, the total number of Units of ClearLight's issued and outstanding Common Units, assuming:

(A) the conversion of all issued and outstanding securities convertible into Common Units;

(B) the exercise of all issued and outstanding warrants or options of ClearLight, regardless of whether then exercisable; and

(C) the issuance, grant, and exercise of all securities of ClearLight reserved for issuance pursuant to any ClearLight Unit or Unit option plan then in effect.

2.4 "Change of Control" means:

(A) acquisition of ownership — directly or indirectly, beneficially or of record — by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder) of Units of ClearLight representing 50% or more of either the aggregate ordinary voting power and/or the aggregate equity value represented by the issued and outstanding Capital Stock of ClearLight, but excluding, for ClearLight, any financing transaction where ClearLight issues newly-issued stock to such Person or group as consideration for financing provided by such Person or Group; and/or

(B) the sale of all or substantially all ClearLight's assets and/or business in one transaction or in a series of related transactions.

2.5 HHMI Indemnitees" means HHMI and its trustees, officers, employees, and agents.

2.6 "Patents I Exclusive Licensed Field of Use" means diagnostics and any other uses, but excluding, solely with respect to Licensed Patents I, uses within the Nonexclusive Licensed Field of Use.

2.7 "Patents II Licensed Field of Use" means diagnostics, research and development products, and any other uses and applications.

2.8 "Licensed Patents" means Licensed Patents I and Licensed Patents II.

2.9 "Licensed Patents I" means Stanford's U.S. Patent Application, Serial Number [redacted], any foreign patent application corresponding thereto, and any divisional, continuation, reexamination (or foreign equivalent) application based thereon, or any continuation-in-part (CIP) (or foreign equivalent) patent application based thereon *but only* (as to such CIP) to the extent of claims that are supported by the subject matter in the parent patent application, or extension, and each patent that issues or reissues from any of these patent applications (but in the case of patents that issue from any CIP (or foreign equivalent) patent application, only those claims of such patents that are supported by the subject matter in the parent patent application). Any claim of an unexpired Licensed Patent is presumed to be valid unless it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no further appeal can be taken.

2.10 "Licensed Patents II" means Stanford's U.S. Patent Application, Serial Numbers: [redacted], any foreign patent application corresponding thereto, and any divisional, continuation, or reexamination application based thereon, or any continuation-in-part (CIP) (or foreign equivalent) patent

application based thereon *but only* (as to such CIP) to the extent of claims that are supported by the subject matter in the parent patent application, or extension, and each patent that issues or reissues from any of these patent applications. Any claim of an unexpired Licensed Patent is presumed to be valid unless it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken.

2.11 "Licensed Product" means a product or part of a product in the Licensed Field of Use the making, using, importing or selling of which, absent this license, infringes, induces infringement, or contributes to infringement of a Licensed Patent.

2.12 "Licensed Territory" means worldwide.

2.13 "Net Sales" means all gross revenue received by ClearLight or its Affiliates or Sublicensees from the sale, commercial transfer or other commercial disposition of Licensed Product to a third party purchaser or transferee, but excluding the following deductions (but only as they pertain to the making, using, importing or selling of Licensed Products, and are included in the gross revenue and are separately billed):

(A) import, export, excise and sales taxes, and custom duties;

(B) costs of insurance, packing, and transportation from the place of manufacture to the customer's premises or point of installation;

(C) costs of installation at the place of use;

(D) retroactive price reductions, or cash, trade, volume, and/or prompt payment discounts, credits or allowances, off of the amounts paid;

(E) government mandated chargebacks, rebates and price reductions, and chargebacks, rebates or fees granted to governmental healthcare organizations, purchasing groups, wholesalers, distributors, selling agents (excluding any sales representatives of a selling party), group purchasing organizations, third party payors, other contractees and managed care entities;

(F) rebates paid to individual or group purchasers on account of such purchases; and

(G) credits or refunds for returns, allowances, or trades.

2.14 Nonexclusive Licensed Field of Use: a) research reagent sales under Licensed Patents I; b) instrument product sales that will enable the end user to practice the methods in the Licensed Patents I; and c) services where the methods in the Licensed Patents I are used internally by ClearLight (or its Affiliate) on behalf of third parties (*provided* that if any particular field of use in such Nonexclusive Licensed Field of Use is no longer licensed to a third party, ClearLight may propose diligence for such field of use to Stanford, and if reasonably acceptable to Stanford, such field shall be excluded from this definition and thus included in the "Patents I Exclusive Licensed Field of Use", and the new diligence

included into the diligence section of this Agreement, both by written amendment reasonably discussed and agreed to by both Parties).

2.15 "Nonroyalty Sublicensing Consideration" means any consideration received by ClearLight from a Sublicensee in consideration of the grant of rights to such Sublicensee, pursuant to the terms of the applicable Sublicense, under the license rights under Licensed Patents granted to ClearLight hereunder, but excluding any consideration for:

(A) royalties on products sales (royalties on product sales by sublicensees will be treated as if ClearLight made the sale of such product);

(B) investments in ClearLight stock;

(C) research and development expenses calculated on a fully burdened basis;

(D) debt;

(E) transfer price payments for purchase by Sublicensee of Licensed Products; and

(F) reimbursement of out-of pocket patent prosecution and maintenance expenses for Patent Matters.

2.16 "Patent Matters" means preparing, filing, and prosecuting patent broad claims within the Licensed Patents (including any interference or reexamination actions) for Stanford's benefit in the Licensed Territory and maintaining all Licensed Patents.

2.17 "Stanford Indemnitees" means Stanford and Stanford Hospitals and Clinics, and their respective trustees, officers, employees, students, agents, faculty, representatives, and volunteers.

2.18 "Sublicense" means any agreement between ClearLight (or its Affiliate) and a third party that contains a grant to such third party to Stanford's Licensed Patents regardless of the name given to the agreement by the parties; however, an agreement to make, have made, use or sell Licensed Products on behalf of ClearLight is not considered a Sublicense.

2.19 "Sublicensee" means the third party that is the counterparty of a Sublicense with ClearLight (or its Affiliate).

2.20 "Technology" means non-patented information and biological material owned by Stanford as listed in Appendix D possessed by Dr. Deisseroth that he is willing and able to provide that is directly related to the use or practice of a Licensed Patent, which will be provided by Dr. Deisseroth to ClearLight. Technology may or may not be confidential in nature.

2.21 "Unit" means either a Common Unit or a Preferred Unit of ClearLight, as defined in the Operating Agreement of ClearLight Solutions, LLC.

3. LICENSE GRANTS

3.1 **Patent Grants.** Subject to the terms and conditions of this Agreement, Stanford grants to ClearLight and its Affiliates: (a) the Exclusive license under the Licensed Patents II in the Patents II Licensed Field of Use; and (b) the Exclusive license under the Licensed Patents I in the Patents I Exclusive Licensed Field of Use; and (c) a nonexclusive license under the Licensed Patents I in the Nonexclusive Licensed Field of Use, all above, granting the rights to research, develop, make, have made, use, export, import, offer for sale and sell Licensed Products in the Licensed Territory.

3.2 **Exclusivity.** The license is Exclusive, including the right to sublicense under Article 4, in the Licensed Field of Use until the last to expire of the Licensed Patents expires.

3.3 **Technology Grant.** Subject to the terms and conditions of this Agreement, Stanford grants to ClearLight and its Affiliates a nonexclusive license (with the right to grant sublicenses to Sublicensees solely in connection with any Sublicense of Licensed Patents) under the Technology to research, develop, make, have made, use, export, import, offer for sale and sell Licensed Products in the Licensed Territory. Per the license grant of Technology, Stanford agrees that Dr. Deisseroth may transfer to ClearLight reasonable amounts of the materials listed in Appendix D for use by ClearLight (or its Affiliates or Sublicensees) in researching, developing and otherwise exploiting Licensed Products or otherwise practicing Licensed Patents as licensed in Section 3.1.

3.4 **Retained Rights.** Stanford retains the right, on behalf of itself, Stanford Hospital and Clinics, and all other non-profit research institutions, to practice the Licensed Patents and use Technology for any
non-profit purpose, including sponsored research and collaborations. ClearLight agrees that, notwithstanding any other provision of this Agreement, it has no right, and its Affiliates and Sublicensees have no right, to enforce the Licensed Patents against any such non-profit institution. Stanford and any such other institution have the right to publish any information included in the Technology or a Licensed Patent.

3.5 **HHMI Research License**. ClearLight acknowledges that it has been informed that the Licensed Patents and Technology were developed, at least in part, by employees of HHMI and that HHMI has a paid-up, non-exclusive, irrevocable license to use the Licensed Patents and Technology for HHMI's research purposes, but with no right to assign or sublicense (the "HHMI License"). This Agreement is explicitly made subject to the HHMI License.

3.6 **Specific Exclusion.** Stanford does not:

(A) grant to ClearLight or its Affiliates any other licenses, implied or otherwise, to any patents or other rights of Stanford other than those rights granted under Licensed Patents, regardless of whether the patents or other rights are dominant or subordinate to any Licensed Patent, or are required to exploit any Licensed Patent or Technology;

(B) commit to ClearLight to bring suit against third parties for infringement, except as described in Article 14; and

(C) agree to furnish to ClearLight any technology or technological information other than the Technology or to provide ClearLight with any assistance.

4. SUBLICENSING

4.1 **Permitted Sublicensing.** ClearLight (or its Affiliate) may grant Sublicenses in any licensed field of use only if ClearLight (or its Affiliate) is researching, developing or selling Licensed Products. Sublicenses with any exclusivity must include diligence requirements reasonably commensurate with the diligence requirements of Appendix A. Stanford agrees that ClearLight may apportion without discrimination between (i) ClearLight (or third party) patents sublicensed to the Sublicensee, and (ii) the Stanford Licensed Patents that are sublicensed to such Sublicensee, a commercially reasonable percentage of sublicensing payments made by such Sublicensee to ClearLight in consideration of the rights granted to the Sublicensee, in calculating the amounts owed to Stanford pursuant to Section 4.6 with respect to such Sublicense, provided however that ClearLight provides Stanford with the proposed apportionment and justification prior to ClearLight's payment pursuant to Section 8.1. Stanford and ClearLight agree to meet to discuss such proposed apportionment if in Stanford's opinion the apportionment does not reasonably reflect the value of rights sublicensed to the Sublicensee under the Licensed Patents as compared to the value of the other patent licensed by ClearLight (or its Affiliate) to such Sublicensee.

4.2 **Required Sublicensing.** If ClearLight is unable or unwilling to serve or develop a potential market or market territory for which there is a third party that is willing to be a sublicensee for such market, and has the appropriate financial and technical resources to exploit such market, ClearLight will, at Stanford's request, negotiate in good faith a Sublicense with any such willing sublicensee, *provided that* any such Sublicense must be on commercially reasonable terms acceptable to ClearLight for that market. Stanford would like licensees to address unmet needs, such as those of neglected patient populations or geographic areas, giving particular attention to improved therapeutics, diagnostics and agricultural technologies for the developing world.

4.3 **Sublicense Requirements.** Any Sublicense:

(A) is subject to this Agreement;

(B) will reflect that any Sublicensee will not further sublicense *unless* such Sublicensee discloses to ClearLight the name, address and general terms of such subsequent sublicense and ClearLight provides such information to Stanford;

(C) will prohibit sublicensee from paying royalties to an escrow or other similar account;

(D) will expressly include the provisions of Articles 8, 9, 10, 13 and 19.5 for the benefit of Stanford and/or HHMI, as the case may be; and

(E) will include the provisions of Section 4.4 and require the transfer of all the sublicensee's obligations to ClearLight, including the payment of royalties specified in the Sublicense, to Stanford or its designee, if this Agreement is terminated. If the Sublicensee is a spin-out from ClearLight, ClearLight must guarantee the Sublicensee's performance with respect to the payment to Stanford of Stanford's share of royalties.

4.4 **Litigation by Sublicensee.** Any Sublicense must include the following clauses:

(A) In the event sublicensee brings an action seeking to invalidate any Licensed Patent:

(1) Sublicensee will double the payment paid to ClearLight during the pendency of such action. Moreover, should the outcome of such action determine that any claim of a patent challenged by the Sublicensee is both valid and infringed by a Licensed Product, Sublicensee will pay triple times the payment paid under the original Sublicense;

(2) Sublicensee will have no right to recoup any royalties paid before or during the period challenge;

(3) any dispute regarding the validity of any Licensed Patent shall be litigated in the courts located in Santa Clara County, and the parties agree not to challenge personal jurisdiction in that forum; and

(4) sublicensee shall not pay royalties into any escrow or other similar account.

(B) Sublicensee will provide written notice to Stanford at least three months prior to bringing an action seeking to invalidate a Licensed Patent. Sublicensee will include with such written notice an identification of all prior art it believes invalidates any claim of the Licensed Patent.

4.5 **Copy of Sublicenses and Sublicensee Royalty Reports.** ClearLight will submit to Stanford a copy of each Sublicense and any subsequent amendments thereto (provided that ClearLight may redact from such copies any technical, financial or business information or terms that do not relate to Licensed Products, the rights granted under this Agreement, or ClearLight's or Such Sublicensee's obligations under this Agreement), and all copies of Sublicensees' royalty reports relating to sales of Licensed Products. Beginning with the first Sublicense, the Chief Financial Officer or equivalent will certify annually regarding the name and number of sublicensees.

4.6 **Sharing of Sublicensing Income.** ClearLight will pay to Stanford a portion of all Nonroyalty Sublicensing Consideration received for the Sublicense of Licensed Patents, as provided below:

(A) For Sublicense agreements entered into before the first human clinical study to validate the diagnostic test or diagnostic instrument: [redacted] of such Nonroyalty Sublicensing Consideration;

(B) For Sublicense agreements entered into after the first clinical study on a diagnostic test or diagnostic instrument involving humans (or samples from humans) but before first commercial sale: [redacted] of such Nonroyalty Sublicensing Consideration; and

(C) For Sublicense agreements entered into after the first commercial sale of a Licensed Product, other than a reagent: [redacted] of Nonroyalty Sublicensing Consideration.

(D) ClearLight agrees that it use its diligent, good faith efforts to grant a sublicense to Olympus, for the research instrument field of use in connection with Olympus' or equivalent instrument company's existing business, promptly after entering into the License Agreement, and ClearLight Solution shall pay Stanford two times (2x) the applicable amount, based on the above percentages, of all Nonroyalty Sublicensing Consideration received by ClearLight Solutions from Olympus based on such sublicense.

4.7 **Royalty-Free Sublicenses.** If ClearLight pays all royalties due Stanford based upon a Sublicensee's Net Sales, ClearLight may grant that Sublicensee a royalty-free or non-cash:

(A) Sublicense or

(B) cross-license.

5. GOVERNMENT RIGHTS

This Agreement is subject to Title 35 Sections 200-204 of the United States Code. Among other things, these provisions provide the United States Government with nonexclusive rights in the Licensed Patent. They also impose the obligation that Licensed Product sold or produced in the United States be "manufactured substantially in the United States", unless a waiver of such requirement is obtained. ClearLight will ensure all obligations of these provisions are met.

6. DILIGENCE

6.1 **Milestones.** Because the invention is not yet commercially viable as of the Effective Date, ClearLight will use commercially reasonable efforts to develop, manufacture, and sell Licensed Product and commercially reasonable efforts to develop markets for Licensed Product. In addition, ClearLight will use commercially reasonable efforts to meet the milestones shown in Appendix A, and notify Stanford in writing as each milestone is met.

6.2 **Progress Report.** By March 1 of each year, ClearLight will submit a written annual report to Stanford covering the preceding calendar year. The report will include information relating to ClearLight's (and its Affiliates') efforts regarding development and commercialization of Licensed Products, intended to enable Stanford to satisfy reporting requirements of the U.S. Government and for Stanford to ascertain progress by ClearLight toward meeting this Agreement's diligence requirements. Each report will describe in reasonable fashion, where relevant: ClearLight's progress toward commercialization of Licensed Product, including a summary of work completed, key scientific discoveries, summary of work-in-progress, current schedule of anticipated significant events or milestones for Licensed Products, market plans for introduction of Licensed Product, and identification of significant corporate transactions involving Licensed Product. ClearLight will specifically describe how each Licensed Product is related to each Licensed Product.

6.3 **Clinical Trial Notice.** ClearLight will notify the Stanford University Office of Technology Licensing prior to commencing any clinical trials of Licensed Product at Stanford.

7. ROYALTIES

7.1 **Issue Royalty.** ClearLight will pay to Stanford a noncreditable, nonrefundable license issue royalty of $25,000 within 30 days of signing this Agreement.

7.2 **Equity Interest.** As further consideration, on the Effective Date ClearLight will issue to Stanford and to the inventors listed below (the "Inventors") a total of [redacted] ClearLight Common Units. When issued, those Units will represe[redacted] of the total number of Units on a Fully Diluted Basis after taking into account the Series A Financing (as defined below). ClearLight agrees to provide Stanford with the capitalization table upon which the above calculation is made. ClearLight will issue [redacted] of such total number of Units issued pursuant to this Section 7.2 directly to and in the name of the Inventors with such issuances allocated as stated below:

Karl Deisseroth – [redacted] of all Inventor shares – [redacted] shares

Viviana Gradinaru – [redacted] of all Inventor shares – [redacted] shares

Kwanghun Chung - [redacted] of all Inventor shares – [redacted] shares

Raju Tomer - [redacted] of all Inventor shares – [redacted] shares

As used herein, the "Series A Financing" means a Series A equity financing of ClearLight of $2,500,000, which is closing promptly following the execution and delivery of this Agreement and which financing is being completed at a $4,000,000 pre-money valuation and in which Stanford is investing $250,000.

7.3 Purchase Right.

(A) Stanford shall have the right, but not the obligation, to purchase for cash up to its Share of the securities issued in any Qualifying Offering on the terms, and subject to the conditions, set forth in this Section 7.3 and Section 7.4 (the "Purchase Right"). For purposes of this Section 7.3 and Section 7.4:

(1) "Adjustment Event" means the final closing of the first Threshold Qualifying Offering occurring after the date of this Agreement.

(2) "Board of Directors" means (i) if ClearLight is organized as a corporation, its board of directors, and (ii) if ClearLight is organized as a limited liability company, ClearLight manager(s) or member(s) or both that have the power to direct the principal management and activities of ClearLight, whether through ownership of voting securities, by agreement, or otherwise.

(3) "Qualifying Offering" means a private offering of ClearLight's equity securities (or securities convertible into or exercisable for ClearLight's equity securities) for cash (or in satisfaction of debt issued for cash) having its final closing on or after the date of this Agreement and which includes investment by one or more venture capital, professional angel, corporate or other similar institutional investors other than Stanford. For the avoidance of doubt, if ClearLight is a limited liability company then "equity securities" means limited liability company interests in ClearLight.

(4) "Share" means:

(i) 10% with respect to any Qualifying Offering having a closing on or before the date of an Adjustment Event; or

(ii) with respect to any Qualifying Offering having a closing after an Adjustment Event, but before a Termination Event, the percentage necessary for Stanford to maintain its pro rata ownership interest in ClearLight on a Fully-Diluted Basis.

(5) "Threshold Qualifying Offering" means any Qualifying Offering which either (i) is at least $2,500,000 in size or (ii) involves the sale to outside investors of at least 25% of the equity securities outstanding after such round on a Fully-Diluted Basis.

(6) The parties shall construe the term "Fully-Diluted Basis" mutatis mutandis in the case where ClearLight is organized as a limited liability company.

(B) The Purchase Right shall terminate upon the earliest to occur of the following (each a "Termination Event"):

(1) Stanford's execution of an investor rights agreement or similar agreement (each a "Rights Agreement") in connection with a Threshold Qualifying Offering so long the Rights Agreement satisfies the terms of this Section 7.3 and Section 7.4 below;

(2) Stanford purchases less than its entire Share of a Qualifying Offering;

(3) Stanford fails to give an election notice within the Notice Period for a Qualifying Offering which has its final closing within 90 days of the date such notice is received by Stanford and which is closed on terms that are the same or less favorable to the investors as the terms stated in ClearLight's notice to Stanford;

(4) The closing of a firm commitment underwritten public offering of ClearLight's common stock; or

(5) The closing of the sale of all or substantially all of ClearLight's assets to a company publicly traded on one of the major recognized exchanges.

(C) The Purchase Right shall not apply to the issuance of securities: (i) to employees, individuals who are members of ClearLight's Board of Directors as of the time of issuance, and service providers to ClearLight pursuant to a plan approved by ClearLight's Board of Directors; or (ii) as additional consideration in lending or leasing transactions; or (iii) to an entity pursuant to an arrangement that ClearLight's Board of Directors determines in good faith is a strategic partnership or similar arrangement of ClearLight (i.e., an arrangement in which the entity's purchase of securities is not primarily for the purpose of financing ClearLight); or (iv) to owners of another entity in connection with the acquisition of that entity by ClearLight.

(D) For the avoidance of doubt: (i) any securities Stanford may acquire or have the right to acquire under Section 7.2 shall not reduce the number of securities Stanford may purchase under this Section 7.3 or under any applicable Rights Agreement; and (ii) Stanford shall not be obligated to purchase under this Section 7.3 any ClearLight securities it has the right to acquire under Section 7.2 above.

7.4 Rights Agreements; Information Rights; Notice; Elections.

(A) ClearLight shall ensure that each Rights Agreement executed by Stanford in connection with a Qualifying Offering will grant to Stanford the same rights as all other investors who are parties to that Rights Agreement. In particular, ClearLight shall ensure that each such Rights Agreement will grant to Stanford the same right to purchase additional securities in future offerings, the same information rights, and the same registration rights as are granted to other parties thereto, including all such rights granted to any investor designated as a "Major Investor" or other similar designation, even if Stanford is not so designated.

(B) Notwithstanding any terms to the contrary contained in any applicable Rights Agreement:

(1) Stanford shall not have any representation on the Board of Directors or rights to attend meetings of the Board of Directors;

(1) In connection with all Qualifying Offerings, ClearLight shall give Stanford notice of the terms of the offering, including: (i) the names of the investors, the allocation of equity securities among them and the total amounts to be invested by each of them in such offering; (ii) pre- and post-(projected) financing capitalization table; (iii) investor presentation (if available); (iv) an introduction to the lead investor in such offering for the purpose of discussing the lead investor's due diligence process; and (v) such other documents and information as Stanford may reasonably request for the purpose of making an investment decision or verifying the amount of equity securities it is entitled to purchase in such offering; and

(2) Stanford may elect to exercise its Purchase Right, in whole or in part, by notice given to ClearLight within 15 Stanford business days (i.e., days other than Saturdays, Sundays, and holidays or other days on which Stanford is officially closed) after receipt of ClearLight's notice ("Notice Period").

(C) If Stanford has no information rights under a Rights Agreement and to the extent that such information has been prepared by ClearLight for other purposes, so long as Stanford holds ClearLight securities, ClearLight shall furnish to Stanford, upon request and as promptly as reasonably practicable, ClearLight's annual consolidated financial statements and annual operating plan, including an annual report of the holders of ClearLight's securities, and such other information as Stanford may reasonably request from time to time for the purpose of valuing its interest in ClearLight.

(E) Notwithstanding any notice provision in this Agreement to the contrary, any notice given under this Agreement that refers or relates to any of Section 7.3 above or this Section 7.4 shall be copied concurrently to pvfnotices@stanford.edu; provided, however, that delivery of the copy will not by itself constitute notice for any purpose under this Agreement.

7.6 **License Maintenance Fee.** ClearLight will pay Stanford a yearly license maintenance fee to Stanford as follows:

(A) First anniversary of Effective Date - [redacted]
(B) Second anniversary of Effective Date - [redacted]
(C) Third anniversary of Effective Date and each anniversary thereafter - [redacted] per year.

Such yearly license maintenance payments are nonrefundable, but each such payment is creditable any earned royalties described 7.8 below owed by ClearLight hereunder.

7.7 **Milestone Payments.** ClearLight will pay Stanford the following one time milestone payments for the first achievement of the following milestone events:

(A) [redacted] Upon first successful completion of all patient testing needed in order to complete validation of a Licensed Product test;

(B) [redacted] Upon first commercial sale of a Licensed Product; and

(C) [redacted] Upon first issuance in the U.S. of a patent within the Licensed Patents that claims a Licensed Product being developed or sold by ClearLight.

7.8 **Earned Royalty.** ClearLight will pay Stanford earned royalties as a percentage of Net Sales, where the royalty rate (Y%) is as follows:

(A) [redacted] of Net Sales of Licensed Products that are reagents;

(B) [redacted] of Net Sales of Licensed Products that are diagnostics or instrument sales and of any other Licensed Products that are not described in subsections (A) or (C) of this section; and

(C) [redacted] of Net Sales of Licensed Products that are services.

The above royalty obligation expires automatically, as to use, manufacture or sales (or other commercial disposition) of a particular Licensed Product in a country, upon the expiration (or invalidation) of the last to expire (or be invalidated) Licensed Patents in that country.

7.9 **Earned Royalty if ClearLight Challenges the Patent.** Notwithstanding the above, should ClearLight or an Affiliate bring an action seeking to invalidate any Licensed Patent, ClearLight will pay royalties to Stanford at the rate of [redacted] of the Net Sales of all Licensed Products covered by such Licensed Patent sold during the pendency of such action, where Y% shall mean the royalty rate (as determined in the schedule in Section 7.8) applicable to the sales of the particular Licensed Product. Moreover, should the outcome of such action determine that any claim of a Licensed Patent the validity of which is challenged in court by ClearLight or an Affiliate is both valid and infringed by a Licensed Product, ClearLight will pay royalties at the rate of [redacted] of the Net Sales of all such Licensed Products sold, where Y% is the royalty rate applicable to such Licensed Product.

7.10 **Creditable Payments.** The license maintenance fee for a particular year may be offset against earned royalty payments due on Net Sales occurring in that year.

For example:

(A) if ClearLight pays Stanford a [redacted] maintenance payment for year Y, and according to Section 7.8 [redacted] in earned royalties are due Stanford for Net Sales in year Y, ClearLight will only need to pay Stanford an additional [redacted] for that year's earned royalties.

(B) if ClearLight pays Stanford a [redacted] maintenance payment for year Y, and according to Section 7.8 [redacted] in earned royalties are due Stanford for Net Sales in year Y, ClearLight will not need to pay Stanford any earned royalty payment for that year. ClearLight will not be able to offset the remaining [redacted] against a future year's earned royalties.

7.11 **Obligation to Pay Royalties.** A royalty is due Stanford under this Agreement for any activity conducted under the licenses granted hereunder. For convenience's sake, the amount of that royalty is calculated using Net Sales. Nonetheless, if certain Licensed Products are made, used, imported, or offered for sale before the date this Agreement terminates, and those Licensed Products are sold after the termination date, ClearLight will pay Stanford an earned royalty for its exercise of rights based on the Net Sales of those Licensed Products.

7.12 **No Escrow.** ClearLight shall not pay royalties into any escrow or other similar account.

7.13 **Currency.** ClearLight will calculate the royalty on sales in currencies other than U.S. Dollars using the appropriate foreign exchange rate for the currency quoted by the Wall Street Journal on the close of business on the last banking day of each calendar quarter. ClearLight will make royalty payments to Stanford in U.S. Dollars.

7.14 **Non-U.S. Taxes.** ClearLight will pay all non-U.S. taxes related to royalty payments. These payments are not deductible from any payments due to Stanford.

7.15 **Interest.** Any payments not made by the date 30 days after when due will bear interest from the date due until paid at the lower of (a) the Prime Rate published in the Wall Street Journal plus 200 basis points or (b) the maximum rate permitted by law.

8. ROYALTY REPORTS, PAYMENTS, AND ACCOUNTING

8.1 **Quarterly Earned Royalty Payment and Report.** Beginning with the first sale of a Licensed Product by ClearLight or a Sublicensee, ClearLight will submit to Stanford a written report (even if there are no sales) and an earned royalty payment within 60 days after the end of each calendar quarter. This report will be in the form of Appendix B and will state the number, description, and aggregate Net Sales of Licensed Products during the completed calendar quarter. The report will include a summary of the process and documents relied upon to calculate earned royalties. With each report ClearLight will include any earned royalty payment due Stanford for the completed calendar quarter (as calculated under Section 7.8).

8.2 **No Refund.** In the event that a validity or non-infringement challenge of a Licensed Patent brought by ClearLight is successful, ClearLight will have no right to recoup any royalties paid before or during the period challenge.

8.3 **Termination Report.** ClearLight will pay to Stanford all applicable royalties and submit to Stanford a written report within 90 days after the license terminates. ClearLight will continue to submit earned royalty payments and reports to Stanford after the license terminates, until all Licensed Products made or imported under the license have been sold.

8.4 **Accounting.** ClearLight will maintain records showing manufacture, importation, sale, and use of a Licensed Product for 5 years from the date of sale of that Licensed Product. Records will include general-ledger records showing cash receipts and expenses, and records that include: production records, customers, invoices, serial numbers, and related information in sufficient detail to enable Stanford to determine the royalties payable under this Agreement.

8.5 **Audit by Stanford.** ClearLight will allow an independent accountant to examine ClearLight's records to verify payments made by ClearLight under this Agreement, in accordance with the following audit terms: During the term of the Agreement and for a period of three years thereafter, Stanford shall have the right to cause an independent, certified public accountant to audit the applicable ClearLight records to confirm the calculation of Net Sales and the amounts of royalty payments owed, for a period covering not more than the preceding three years. Such audit shall be conducted during normal business hours with prior written notice to ClearLight, and shall be conducted no more than once per calendar year nor more than once for any particular reporting period. Such accountant may be required by ClearLight to enter into a reasonably acceptable confidentiality agreement, and in no event shall such accountant disclose to Stanford any information other than such as relates to the accuracy of accountings and royalty payments made or due hereunder, and any discrepancies therein. Prompt adjustments shall be made by the Parties to reflect the results of such audit.

8.6 **Paying for Audit.** Stanford will pay for any audit done under Section 8.5 unless the audit reveals an underreporting of earned royalties due Stanford of 5% or more for the period audited, in which case ClearLight will pay the reasonable audit costs.

8.7 **Self-audit.** ClearLight will conduct an independent audit of Licensed Product sales and related royalties at least every 2 years if annual sales of Licensed Product are over $10,000,000. The audit will address, at a minimum, the amount of gross sales of Licensed Product by or on behalf of ClearLight during the audit period, and the amount of royalties owed to Stanford and whether the amount owed Stanford has been paid as provided under this Agreement based on such sales. It is understood and agreed that such audit may be conducted as part of the standard yearly auditing process of ClearLight. ClearLight will submit the portion of the auditor's report relating to amounts owed to Stanford promptly to Stanford upon completion. ClearLight will pay for the entire cost of such audits.

9. EXCLUSIONS AND NEGATION OF WARRANTIES

9.1 **Negation of Warranties.** Stanford provides ClearLight the rights granted in this Agreement otherwise AS IS and WITH ALL FAULTS. Stanford makes no representations and extends no warranties of any kind, either express or implied. Among other things, Stanford disclaims any express or implied warranty:

(A) of merchantability, of fitness for a particular purpose;

(B) of non-infringement; or

(C) arising out of any course of dealing.

9.2 **No Representation of Licensed Patent.** ClearLight also acknowledges that Stanford does not represent or warrant:

(A) the validity or scope of any Licensed Patent; or

(B) that the exploitation of Licensed Patent or Technology will be successful.

9.3 **No Warranty of Licensed Product Success.** Stanford acknowledges that ClearLight does not represent or warrant:

(A) the successful development or commercialization of any Licensed Product; or

(B) that the exploitation of Licensed Patent will be successful.

10. INDEMNITY

10.1 **Indemnification.**

A) ClearLight will indemnify, hold harmless, and defend all Stanford Indemnitees against any third party claim of any kind against any Stanford Indemnitees arising out of or related to the exercise by ClearLight (or its Affiliate or Sublicensee) of any rights granted ClearLight under this Agreement or the breach of this Agreement by ClearLight. The previous sentence will not apply to any claim that is determined with finality by a court of competent jurisdiction to result solely from the gross negligence or willful misconduct of any Stanford Indemnitee.

B) HHMI Indemnitees will be indemnified, defended by counsel acceptable to HHMI, and held harmless by ClearLight from and against any claim, liability, cost, expense, damage, deficiency, loss, or obligation, of any kind or nature (including, without limitation, reasonable attorneys' fees and other costs and expenses of defense) (collectively, "Claims"), based upon, arising out of, or otherwise relating to this Agreement or any Sublicense, including without limitation any cause of action relating to product liability or the use, handling, storage, or disposition of the Technology by ClearLight or its Affiliates or Sublicensees or others who possess the Technology through a chain of possession leading back, directly or indirectly, to Clarify or its

Affiliates. The previous sentence will not apply to any Claim that is determined with finality by a court of competent jurisdiction to result solely from the gross negligence or willful misconduct of an HHMI Indemnitee. Notwithstanding Section 10.2 or any other provision of this Agreement, ClearLight's obligation to defend, indemnify and hold harmless the HHMI Indemnitees under this paragraph will not be subject to any limitation or exclusion of liability or damages or otherwise limited in any way.

10.2 **No Indirect Liability.** Stanford is not liable for any special, consequential, lost profit, expectation, punitive or other indirect damages in connection with any claim arising out of or related to this Agreement, whether grounded in tort (including negligence), strict liability, contract, or otherwise. ClearLight is not liable for any special, consequential, lost profit, expectation, punitive or other indirect damages in connection with any claim arising out of or related to this Agreement, whether grounded in tort (including negligence), strict liability, contract, or otherwise.

10.3 **Workers' Compensation.** ClearLight will comply with all statutory workers' compensation and employers' liability requirements for activities performed under this Agreement.

10.4 **Insurance.** During the term of this Agreement, ClearLight will maintain Comprehensive General Liability Insurance, including Product Liability Insurance, with a reputable and financially secure insurance carrier to cover the activities of ClearLight and its Affiliates and Sublicensees. The insurance will provide minimum limits of liability of $2,000,000 per occurrence and $3,000,000 in the aggregate and will include all Stanford Indemnitees and HHMI Indemnitees as additional insureds. Insurance must cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement and must be placed with carriers with ratings of at least A- as rated by A.M. Best. Within 30 days of the Effective Date of this Agreement, ClearLight will furnish a Certificate of Insurance evidencing primary coverage and additional insured requirements. ClearLight will provide to Stanford 30 days prior written notice of cancellation or material change to this insurance coverage. ClearLight will advise Stanford in writing that it maintains excess liability coverage (following form) over primary insurance for at least the minimum limits set forth above. All insurance of ClearLight will be primary coverage; insurance of Stanford Indemnitees and HHMI Indemnitees will be excess and noncontributory.

11. EXPORT

ClearLight and its Affiliates and Sublicensees shall comply with all United States laws and regulations controlling the export of licensed commodities and technical data. (For the purpose of this paragraph, "licensed commodities" means any article, material or supply but does not include information; and "technical data" means tangible or intangible technical information that is subject to U.S. export regulations, including blueprints, plans, diagrams, models, formulae, tables, engineering designs and specifications, manuals and instructions.) These laws and regulations may include, but are not limited to, the Export Administration Regulations (15 CFR 730-774), the International Traffic in Arms Regulations (22 CFR 120-130) and the various economic sanctions regulations administered by the U.S. Department of the Treasury (31 CFR 500-600).

Among other things, these laws and regulations prohibit or require a license for the export or retransfer of certain commodities and technical data to specified countries, entities and persons. ClearLight hereby gives written assurance that it will comply with, and will cause its Affiliates and Sublicensees to comply with all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its Affiliates or Sublicensees, and that it will indemnify, defend and hold Stanford Indemnitees and HHMI Indemnitees harmless for the consequences of any such violation.

12. MARKING

Before any Licensed Patent issues, ClearLight will mark Licensed Product with the words "Patent Pending." Otherwise, ClearLight will mark Licensed Product with the number of any issued Licensed Patent.

13. STANFORD NAMES AND MARKS

ClearLight will not use (i) Stanford's or HHMI's name or other trademarks, (ii) the name or trademarks of any organization related to Stanford or HHMI, or (iii) the name of any Stanford or HHMI faculty member, employee, student or volunteer in any publication, advertising or other publicity without the prior written consent of the party (Stanford or HHMI, as the case may be) whose name or trademark is being used. Permission may be withheld at Stanford's or HHMI's sole discretion. This prohibition includes, but is not limited to, use in press releases, advertising, marketing materials, other promotional materials, presentations, case studies, reports, websites, application or software interfaces, and other electronic media. For ClearLight, notwithstanding the foregoing, ClearLight may disclose, publicly or privately, the fact that it is a licensee of Stanford.

14. PROSECUTION AND PROTECTION OF PATENTS

14.1 Patent Prosecution.

(A) Following the Effective Date, ClearLight will have the right and responsibility for conducting the Patent Matters for Licensed Patents II, pursuant to the terms of this Section 14.1(A). ClearLight will use its commercially reasonable efforts with respect to conducting the Patent Matters for Licensed Patents II and in doing so will act in good faith with respect thereto irrespective of other patents, patent applications, or other rights that ClearLight may possess. ClearLight will notify Stanford before taking any material substantive actions in prosecuting the claims for Licensed Patents II, and Stanford will have final approval on any prosecution decision that Stanford reasonably feels is adverse to its interests in such Licensed Patents II, provided that in making any such approval Stanford must take into account all ClearLight Solutions' reasonable business interests in such prosecution that are presented to Stanford by ClearLight in writing. To aid ClearLight in this process, Stanford will provide information, execute and deliver documents and do other acts as ClearLight shall reasonably request from time to time. If Stanford at any time believes that the ClearLight has not met its obligations under this Section

14.1(A), Stanford may provide ClearLight notice of such belief, which notice shall provide all the facts supporting such belief, and then the Parties shall meet within 30 days after such notice and discuss reasonably and in good faith Stanford's concerns, and the steps ClearLight should take to resolve such concerns, and the Parties shall agree as soon as possible on such steps. If after such agreement on the steps to take to resolve Stanford's concerns, ClearLight materially fails to take such steps, then Stanford may, upon 30 days' notice, terminate this Section 14.1(A), and after such termination Stanford shall conduct all Patent Matters for Licensed Patents II. Thereafter ClearLight shall provide an email contact(s) to Stanford and that contact(s) shall be copied by the patent firm on all the prosecution mail sent to Stanford. ClearLight shall have the right to review and provide suggestions and input on all substantive prosecution action in such Patent Matters to the patent firm and to Stanford. Stanford shall reasonably consider and seek to accommodate such ClearLight comments.

(B) ClearLight will reimburse Stanford for Stanford's reasonable costs incurred in complying with such requests. Stanford and ClearLight agree that Stanford is the client of record for the attorney prosecuting the Licensed Patents and agree to have Appendix C fully executed by the appropriate parties upon execution of this Agreement. At Stanford's request, ClearLight will provide all information and assistance to Stanford to ensure that Licensed Patent is as extensive as possible. If Stanford has terminated Section 14.1(A), any agreement in the form of Appendix C will be deemed to be amended immediately without prior action by any party to revise Appendix C, Section 1 to require the Firm (as defined in Appendix C) to interact directly with Stanford only.

(C) With respect to Stanford's conduct of Patent Matters for Licensed Patents I, ClearLight shall provide an email contact(s) to Stanford and that contact(s) shall be copied by the patent firm on all the documents received from a patent office relating to Patent Matter for Licensed Patents I and drafts of all substantive filings and responses in such Patent Matter so that ClearLight may provide suggestions and input on a timely basis to that the patent firm with copy to Stanford. ClearLight shall have the right to provide suggestions and input for Stanford's conduct of all Patent Matters for the Licensed Patents I, and Stanford will reasonably consider and seek to accommodate such comments.

14.2 **Patent Costs.** Within 30 days after receiving a statement from Stanford, ClearLight will reimburse Stanford:

(A) [redacted] to offset past patenting expenses, including any interference or reexamination matters, incurred by Stanford before the Effective Date with respect to its prosecution of the Licensed Patents (provided such reimbursement is limited to [redacted] of the past expenses for Licensed Patents I for the instant patent application and [redacted] for Patents II); and

(B) for [redacted] of all patenting expenses incurred by Stanford for Licensed Patents I [redacted]) after the Effective Date, provided that Stanford will not be required

to pay for any continuations, continuations-in-part, divisional, reissues, re-examinations, opposition defenses or equivalent in any country, interferences and for Licensed Patents II ([redacted]) ClearLight shall pay [redacted] of all expenses for Patent Matters, including any interference or reexamination matters with respect thereto. In all such instances for Licensed Patents I and Licensed Patent II, Stanford will pay the fees prescribed for large entities to the United States Patent and Trademark Office.

14.3 **Infringement Procedure.** Each Party will promptly notify the other Party if it believes a third party infringes a Licensed Patent I. In addition, each Party will promptly notify the other Party if it believes a third party infringes a Licensed Patent II or if a third party files a declaratory judgment action with respect to any Licensed Patent II (either a "3rd Party Infringement"). During the Exclusive term of this Agreement and if ClearLight or its Affiliate or Sublicensee is developing or commercializing a Licensed Product under Licensed Patents II, ClearLight may have the right to elect to institute a suit against any 3rd Party Infringement and/or to defend any declaratory judgment action or counter claim initiated by a third party involving a Licensed Patent II, as provided in Section 14.46 through and including Section 14.8. Any infringement or declaratory judgment related to and under Licensed Patent I, the parties will meet to discuss how such infringement will be handled.

14.4 **Stanford Suit.** If ClearLight does not initiate an infringement suit against a 3rd Party Infringement, or otherwise take action to cause such infringement to cease (such as initiating sublicensing or settlement discussions with such third party infringer) within 120 days after a written request by Stanford that ClearLight do so, then Stanford has the right to institute suit against the third party infringer, and may name ClearLight as a party plaintiff if legally required for Stanford to have standing to bring such suit. If Stanford decides to institute suit, it will notify ClearLight in writing. If ClearLight does not notify Stanford in writing that it desires to jointly prosecute the suit within 30 days after the date of such notice from Stanford, then ClearLight will assign and hereby does assign to Stanford the right to sue and Stanford shall have the right to proceed with all rights, causes of action, and damages of Stanford resulting from such 3rd Party Infringement. In such case, Stanford will bear the entire cost of the litigation and will retain the entire amount of any recovery or settlement.

14.5 **Joint Suit.** If Stanford and ClearLight so agree, they may institute a joint suit against a particular 3rd Party Infringement or defend jointly any declaratory judgment action brought by a third party against a Licensed Patent II. If they so agree, they will:

(A) prosecute (or defend, as applicable) the suit in both their names;

(B) bear the out-of-pocket costs equally;

(C) share any recovery or settlement equally; and

(D) agree how they will exercise control over the action or defense.

14.6 **ClearLight Suit.** If ClearLight so elects (as provided in Section 14.3), ClearLight (or its Affiliate or Sublicensee) may institute and prosecute a suit (or take any other appropriate action) the against and/or to cause the cessation of any 3rd Party Infringement (including defending against any counterclaims raised in such suit), or (if applicable) defend any declaratory judgment action against a Licensed Patent II, so long as ClearLight (or its Affiliate or Sublicensee) is developing or commercializing Licensed Product. In such case, ClearLight (or its Affiliate or Sublicensee) will pursue the suit using commercially reasonable efforts and will bear the entire cost of the litigation. At ClearLight's request, Stanford will provide all reasonable assistance for the prosecution of any such suit or other action, provided that ClearLight (or its Affiliate or Sublicensee, as applicable) reimburses Stanford for its out-of-pocket expenses in providing such requested assistance. ClearLight will keep Stanford reasonably apprised of all developments in the suit, and will seek Stanford's input and approval (such approval not to be unreasonably withheld) on any substantive submissions or positions taken in the litigation regarding the validity and enforceability of the applicable Licensed Patent II, and provided that Stanford will have the right to withhold approval of any such submissions or positions proposed to be taken by ClearLight (or its Affiliate or Sublicensee, if applicable) if Stanford informs ClearLight in writing, within 20 days of receiving ClearLight's request for such approval, that Stanford believes that such submission or position is likely to materially negatively impact the scope, validity and enforceability of the applicable Licensed Patent II and provides ClearLight the detailed basis for such belief, and such belief is objectively reasonable. ClearLight will not settle or otherwise compromise any such suit against the 3rd Party Infringement in a manner that materially adversely affects Stanford's interests in the applicable Licensed Patents II, without Stanford's prior written consent, such consent not to be unreasonably withheld.

Stanford may be named as a party plaintiff in any such suit under this Section 14.6 only if:

(A) ClearLight's and Stanford's respective counsel recommend that such action (naming Stanford as a party plaintiff) is necessary in their reasonable opinion to achieve standing;

(B) Stanford is not the first named party in the action; and

(C) the pleadings and any public statements about the action state that ClearLight (or its Affiliate or Sublicensee, as applicable) is pursuing the action and has the right to join Stanford as a named party plaintiff.

14.7 **Recovery.** If ClearLight (or its Affiliate or Sublicensee, as applicable) sues under Section 14.6, then any recovery obtained by the prosecuting party shall first be used to reimburse such party for any otherwise unrecovered litigation costs, expenses and fees, and any amounts of such recovery remaining after such reimbursement will be shared with Stanford as follows:

(A) any payment for past sales will be deemed Net Sales, and ClearLight will pay Stanford royalties at the rates specified in Section 7.8;

(B) any payment for future sales will be deemed a payment under a Sublicense, and such payment will be shares as specified in Article 4; and

(C) ClearLight and Stanford will negotiate in good faith appropriate compensation to Stanford for any non-cash settlement or non-cash cross-license.

14.8 **Abandonment of Suit.** If either Stanford or ClearLight commences a suit and then wants to abandon the suit, it will give timely notice to the other party. The other party may continue prosecution of the suit after Stanford and ClearLight agree on the sharing of expenses and any recovery in the suit.

15. TERM AND TERMINATION

15.1 **Term of Agreement.** The term of this Agreement (the "Term") commences on the Effective Date and continues until expiration upon the expiration of the last to expire of the Licensed Patents, or until termination if the Agreement is earlier terminated in accordance with Sections 15.2 or 15.3 below.

15.2 **Termination by ClearLight.** ClearLight may terminate this Agreement by giving Stanford written notice at least 30 days in advance of the effective date of termination selected by ClearLight.

15.3 **Termination by Stanford.**

(A) Stanford may also terminate this Agreement if ClearLight:

(1) is delinquent on any report or payment;

(2) is not diligently developing and commercializing Licensed Product;

(3) misses a milestone described in Appendix A;

(4) is in breach of any provision; or

(5) provides any false report.

(B) Termination under this Section 15.3 will take effect 30 days after written notice by Stanford unless ClearLight remedies the problem in that 30-day period.

(C)

15.4 **Surviving Provisions.** Surviving any termination or expiration are:

(A) ClearLight's obligation to pay royalties accrued or accruable on sales of Licensed Product made before the date of termination or expiration;

(B) any claim of ClearLight or Stanford, accrued or to accrue, because of any breach or default by the other Party of its obligations under this Agreement that occurred prior to termination or expiration; and

(C) the provisions of Articles 8, 9, 10, and 19.5 and any other provision that by its nature is intended to survive

16. CHANGE OF CONTROL AND NON-ASSIGNABILITY

16.1 **Change of Control.** If there is a Change of Control, ClearLight will pay Stanford a [redacted] Change of Control Fee.

16.2 **Conditions of Assignment under Change of Control.** ClearLight may assign this Agreement as part of a Change of Control subject to performance of the following conditions:

(A) ClearLight must give Stanford prior at least 15 days prior written notice of its intention to complete the assignment, including the expected new assignee's contact information;

(B) ClearLight must give Stanford written notice of the completed assignment, including the new assignee's contact information, no later than 5 days after the assignment;

(C) the new assignee must agree in writing to Stanford to be bound by this Agreement; and

(D) Stanford must have received the full Change Of Control Fee no later than 10 days after the assignment.

16.3 **After the Assignment.** Upon a permitted assignment and all conditions as provided under Section 16.2 of this Agreement pursuant to Article 16 are met, ClearLight will be released of liability under this Agreement and the term "ClearLight" in this Agreement will mean the assignee.

16.4 **Bankruptcy.** In the event of a bankruptcy or insolvency of ClearLight, assignment is permitted only to a party that can provide reasonable assurance of future performance, including diligent development and sales.

16.5 **Nonassignability of Agreement.** Except in conformity with Section 16.2 and 16.4, this Agreement is not assignable by ClearLight under any other circumstances except with the prior written consent of Stanford, and any attempt to assign this Agreement by ClearLight without such consent is null and void.

17. DISPUTE RESOLUTION

17.1 **Dispute Resolution by Arbitration.** Any dispute between the parties regarding any payments made or due under this Agreement will be settled by arbitration in accordance

with the JAMS Arbitration Rules and Procedures. The parties are not obligated to settle any other dispute that may arise under this Agreement by arbitration. Notwithstanding the foregoing, no dispute affecting the rights or property of HHMI shall be subject to the arbitration provisions set forth in this Article 17.

17.2 **Request for Arbitration.** Either Party may request such arbitration. Stanford and ClearLight will mutually agree in writing on a third party arbitrator within 30 days of the arbitration request. The arbitrator's decision will be final and nonappealable and may be entered in any court having jurisdiction.

17.3 **Discovery.** The parties will be entitled to discovery as if the arbitration were a civil suit in the California Superior Court. The arbitrator may limit the scope, time, and issues involved in any such discovery.

17.4 **Place of Arbitration.** The arbitration will be held in San Francisco, California unless the Parties mutually agree in writing to another place.

17.5 **Patent Validity.** Any dispute regarding the validity of any Licensed Patent shall be litigated in the courts located in Santa Clara County, California, and the Parties agree not to challenge jurisdiction or venue in that forum for such disputes.

18. NOTICES

18.1 **Legal Action.** ClearLight will provide written notice to Stanford at least three months prior to bringing an action seeking to invalidate any Licensed Patents or a declaration of non-infringement of a Licensed Patents. ClearLight will include with such written notice an identification of all prior art it believes invalidates any claim of the subject Licensed Patent.

18.2 **All Notices.** All notices under this Agreement are deemed fully given when written, addressed, and sent as follows:

All general notices to ClearLight are mailed or emailed to:

Sarah McCurdy
ClearLight Diagnostics
428 Oakmead Parkway
Sunnyvale, Ca 94085
smccurdy@clearlightdx.com

All financial invoices to ClearLight (i.e., accounting contact) are e-mailed to:

Sarah McCurdy
smccurdy@clearlightdx.com _

All progress report invoices to ClearLight (i.e., technical contact) are e-mailed to:

Sarah McCurdy _
smccurdy@clearlightdx.com

All general notices to Stanford are e-mailed or mailed to:

Office of Technology Licensing
3000 El Camino Real
Building 5, Suite 300
Palo Alto, CA 94306
info@otlmail.stanford.edu

All payments to Stanford are mailed to:

Stanford University
Office of Technology Licensing
Department #44439
P.O. Box 44000
San Francisco, CA 94144-4439

All progress reports to Stanford are e-mailed or mailed to:

Office of Technology Licensing
3000 El Camino Real
Building 5, Suite 300
Palo Alto, CA 94306info@otlmail.stanford.edu

Either party may change its address with written notice to the other party.

19. MISCELLANEOUS

19.1 **Waiver.** No term of this Agreement can be waived except by the written consent of the party waiving compliance.

19.2 **Choice of Law.** This Agreement and any dispute arising under it is governed by the laws of the State of California, United States of America, applicable to agreements negotiated, executed, and performed within California.

19.3 **Entire Agreement.** The parties have read this Agreement and agree to be bound by its terms, and further agree that it constitutes the complete and entire agreement of the parties and supersedes all previous communications, oral or written, and all other communications between them relating to the license and to the subject hereof. This Agreement may not be amended except by writing executed by authorized representatives

of both parties. No representations or statements of any kind made by either party, which are not expressly stated herein, will be binding on such party.

19.4 **Exclusive Forum.** The state and federal courts having jurisdiction over Stanford, California, United States of America, provide the exclusive forum for any court action between the parties relating to this Agreement. ClearLight submits to the jurisdiction of such courts, and waives any claim that such a court lacks jurisdiction over ClearLight or constitutes an inconvenient or improper forum.

19.5 **Third Party Beneficiary.** HHMI is not a party to this Agreement and has no liability to any licensee, sublicensee, or user of anything covered by this Agreement, but HHMI is an intended third-party beneficiary of this Agreement and certain provisions are for the benefit of HHMI and are enforceable by HHMI in its own name.

19.6 **Headings.** No headings in this Agreement affect its interpretation.

19.7 **Electronic Copy.** The Parties to this document agree that a copy of the original signature (including an electronic copy) may be used for any and all purposes for which the original signature may have been used. The parties further waive any right to challenge the admissibility or authenticity of this document in a court of law based solely on the absence of an original signature.

[Signature page follows]

The Parties hereby execute this Agreement in duplicate originals by their duly authorized officers or representatives.

THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY

Signature: Katharine Ku
Name: Katharine Ku
Title: Executive Director
Date: Sept 1, 2015

CLEARLIGHT DIAGNOSTICS, LLC

Signature: Sarah McCurdy
Name: Sarah McCurdy
Title: CEO
Date: September 1, 2015

Appendix A - Milestones

Appendix A - **Milestones**

1. By August 2017, Clarity will file a 510K IDE or equivalent with the FDA; and will have completed a Sublicense with Olympus or an equivalent company for rights in Licensed Patents II under such Sublicense to make, use and sell an instrument.
2. By August 2018, Clarity will have a first sale of Licensed Product.
3. By August 2019, Olympus or equivalent company will have a first sale of a Licensed Product.
4. Clarity or a sublicensee must sell at least 1 Licensed Product every month after the date of first sale of a Licensed Product.
5. By August 2019, Clarity will reach annual Net Sales of at least [redacted].
6. By August 2021, Clarity will reach annual Net Sales of at least [redacted].

Appendix B – Sample Reporting Form

Stanford Docket No[redacted]

This report is provided pursuant to the Exclusive License (Equity) Agreement ("Agreement") between Stanford University and ClearLight Diagnostics, LLC

Agreement Effective Date:

Name(s) of Licensed Products being reported:

Report Covering Period	
Uncredited Yearly Maintenance Fees	$
Number of Sublicenses Executed	
Gross Revenue	
U.S. Gross Revenue	$
Non-U.S. Gross Revenue	$
Net Sales	
U.S. Net Sales	$
Non-U.S. Net Sales	$
Royalty Calculation	
Royalty Subtotal	$
Credit	$
Royalty Due	$

Comments:

Appendix C – Client and Billing Agreement

The Board of Trustees of the Leland Stanford Junior University ("STANFORD"); and ________________ a Corporation of the State of __________, with a principal place of business at ____________, ("CLEARLIGHT"); have agreed to use the law firm of ________________ ("FIRM") to prepare, file and prosecute the pending patent applications listed in Exhibit A attached hereto and maintain the patents that issue thereon ("Patents").

WHEREAS, FIRM desires to perform the legal services related to obtaining and maintaining the Patents; and

WHEREAS, STANFORD remains the client of the FIRM; and

WHEREAS, CLEARLIGHT is the licensee of STANFORD's interest in the Patents;

NOW THEREFORE, in consideration of the premises and the faithful performance of the covenants herein contained, IT IS AGREED:

1. FIRM can interact directly with CLEARLIGHT on all patent prosecution matters related to the Patents and will copy STANFORD on all correspondence. STANFORD will be notified by FIRM prior to any substantive actions and will have final approval on proceeding with such actions. In addition, as prosecution proceeds, FIRM will notify STANFORD if there is any change in inventorship from the originally filed application.

2. CLEARLIGHT is responsible for the payment of all charges and fees by FIRM related to the prosecution and maintenance of the Patents. FIRM will invoice CLEARLIGHT and CLEARLIGHT must pay FIRM directly for all charges. If STANFORD requests, STANFORD will be copied on all invoices and payments. FIRM must inform STANFORD within 90 days if the licensee is delinquent on payment. Otherwise, STANFORD will not be responsible for those expenses.

3. Notices and copies of all correspondence should be sent to the following:

To CLEARLIGHT:

Sarah McCurdy, CEO
ClearLight Diagnostics
428 Oakmead Parkway
Sunnyvale, CA 94084

To STANFORD:

Office of Technology Licensing
Stanford University
1705 El Camino Real
Palo Alto, CA 94306-1106

Appendix D – Technology

Reasonable amounts of the following materials shall be provided by Dr. Karl Deisseroth to ClearLight Diagnostics for use as provided in Section 3.3 (such materials, the "Related Materials"):

These materials and services are incidental, represent excess material, and are of no intrinsic value. These materials and services do not represent proprietary material or new technology. Furthermore, the materials and services are freely available to other visiting parties to the Deisseroth Laboratories. No company work will be done in the Deisseroth Laboratories.

In the first (6) months after execution of the License Agreement between Stanford and ClearLight Diagnostics, ClearLight would like access to the following for the purposes of technology transfer and training: sample (nonessential) or extra organs or organ tissue from mice or other available tissues; sample biomarkers and guidance for staining; public training (i.e., training sessions by the Deisseroth Laboratory that are open to members the scientific community) in imaging for comparison of processed samples via a variety of microscopy methods, all per standard Deisseroth Laboratory practices.

AMENDMENT № 001

TO THE

LICENSE AGREEMENT EFFECTIVE THE 1ST DAY OF SEPTEMBER 2015

BETWEEN

STANFORD UNIVERSITY

AND

CLEARLIGHT DIAGNOSTICS, LLC

Effective the 23rd day of January 2018, THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY ("Stanford"), an institution of higher education having powers under the laws of the State of California, and ClearLight Diagnostics, LLC ("ClearLight"), a Delaware limited liability company having a place of business at 428 Oakmead Parkway, Sunnyvale, CA 94085 agree as follows:

1. BACKGROUND

Stanford and ClearLight are parties to a License Agreement effective the 1st day of September 2015 ("Original Agreement") covering inventions relating to microscopy hardware and methods to image brain and other tissues for use in research and diagnostics, disclosed in Stanford dockets [redacted], from the laboratory of Karl Deisseroth, a Howard Hughes Medical Institute ("HHMI") investigator at Stanford.

Stanford and ClearLight wish to amend the Original Agreement to adjust the Sharing of Sublicensing Income and update related Milestones.

2. AMENDMENT

2.1 Paragraph 4.6(D) of Original Agreement is hereby deleted in its entirety.

2.2 Appendix A of Original Agreement is hereby deleted in its entirety and replaced with the following:

Appendix A – Milestones

1. By September 31, 2018, ClearLight will produce a beta instrument.
2. By March 31, 2019 ClearLight will deliver the beta instrument to at least 2 customers for evaluation and feedback.

3. By August 31, 2019, ClearLight will have a first sale of Licensed Product.

4. By December 31, 2019, ClearLight will have Net Sales revenue from services.

5. ClearLight or a sublicensee must sell at least 1 Licensed Product every month after the date of first sale of a Licensed Product.

6. By August 2020, Clarity will reach annual Net Sales of at least [redacted].

7. By August 2022, Clarity will reach annual Net Sales of at least [redacted].

3. OTHER TERMS

3.1 All other terms of the Original Agreement remain in full force and effect.

3.2 The parties to this document agree that a copy of the original signature (including an electronic copy) may be used for any and all purposes for which the original signature may have been used. The parties further waive any right to challenge the admissibility or authenticity of this document in a court of law based solely on the absence of an original signature.

The parties execute this Amendment № 001 by their duly authorized officers or representatives.

THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY

Signature: *Katharine Ku*

Name: Katharine Ku

Title: Executive Director, Technology Licensing

Date: Jan 23, 2018

CLEARLIGHT DIAGNOSTICS, LLC

Signature: *Sarah McCurdy*

Name: Sarah McCurdy

Title: CEO

Date: Jan 23, 2018

AMENDMENT № 002

TO THE

LICENSE AGREEMENT EFFECTIVE THE 10TH DAY OF MAY 2018

BETWEEN

STANFORD UNIVERSITY

AND

CLEARLIGHT DIAGNOSTICS, LLC

Effective the 10th day of May 2018, THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY ("Stanford"), an institution of higher education having powers under the laws of the State of California, and ClearLight Diagnostics, LLC ("ClearLight"), a corporation having a principal place of business at 428 Oakmead Parkway, Sunnyvale, CA 94085, agree as follows:

1. BACKGROUND

1.1 Stanford and ClearLight are parties to a License Agreement effective the 1st day of September 2015 ("Original Agreement") covering inventions relating to microscopy hardware and methods to image brain and other tissues for use in research and diagnostics disclosed in Stanford dockets [redacted], from the laboratory of Dr. Karl Deisseroth, a Howard Hughes Medical Institute ("HHMI") investigator.

1.2 The Original Agreement was amended by an Amendment No 1 effective January 23, 2018 ("Amended Original Agreement").

1.3 Stanford and ClearLight are parties to a separate License Agreement effective the 21st day of October 2016 ("Other Agreement") covering inventions related to SPED microscopy and RNA fixation in CLARITY-base hydrogel tissue disclosed in Stanford docket [redacted], from the laboratory of Dr. Karl Deisseroth, a Howard Hughes Medical Institute ("HHMI") investigator.

1.4 The Other Agreement was amended by an Amendment No 1 effective June 1, 2017 ("Amended Other Agreement").

1.5 Stanford and ClearLight wish to amend the Amended Original Agreement to remove Stanford technology [redacted] from the Amended Original Agreement, add Stanford technology [redacted] to the Amended Original Agreement, and simultaneously terminate the Other Agreement.

2. OTHER AGREEMENT TERMINATION

2.1 The Other Agreement is hereby terminated in its entirety as of the Effective Date of this Amendment No 002.

3. AMENDMENT

3.1 Paragraph 2.10 of the Amended Original Agreement is hereby deleted in its entirety and replaced with the following:

2.10 "Licensed Patents II" means Stanford's U.S. Patent Application, Serial Number [redacted] Stanford's PCT Patent Application, [redacted] any foreign patent application corresponding thereto, and any divisional, continuation, or reexamination application based thereon, or any continuation-in-part (CIP) (or foreign equivalent) patent application based thereon but only (as to such CIP) to the extent of claims that are supported by the subject matter in the parent patent application, or extension, and each patent that issues or reissues from any of these patent applications. Any claim of an unexpired Licensed Patent is presumed to be valid unless it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken.

3.2 Paragraph 7.6 of the Amended Original Agreement is hereby deleted in its entirety and repaced with the following:

7.6 **License Maintenance Fee.** ClearLight will pay Stanford a yearly license maintenance fee to Stanford as follows: $25,000 on September 1, 2018 and each September 1 thereafter. Such yearly license maintenance payments are nonrefundable, but each such payment is creditable any earned royalties described 7.8 below owed by ClearLight hereunder.

3.3 Appendix A of Original Agreement is hereby deleted in its entirety and replaced with the following:

Appendix A – Milestones

1. By January 2020 ClearLight will produce a beta instrument utilizing the CLARITY technology.
2. By April 2020 ClearLight will deliver the beta instrument to at least 2 external partners for evaluation and feedback.
3. By June 2020, ClearLight will have Net Sales revenue from in house service model.
4. By December 2023 ClearLight will reach annual Net Sales revenue of at least [redacted].

5. By December 2024 ClearLight will begin external sales of a licensed product.
6. ClearLight must sell at least 1 Licensed Product every 6 months after the date of first external sale.
7. By December 2025 ClearLight will reach cumulative Net Sales revenue of at least [redacted].
8. By December 2027 ClearLight will reach cumulative Net Sales revenue of at least [redacted].

4. OTHER TERMS

4.1 All other terms of the Amended Original Agreement remain in full force and effect.

4.2 The parties to this document agree that a copy of the original signature (including an electronic copy) may be used for any and all purposes for which the original signature may have been used. The parties further waive any right to challenge the admissibility or authenticity of this document in a court of law based solely on the absence of an original signature.

The parties execute this Amendment № 002 by their duly authorized officers or representatives.

THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY

Signature: *Scott Elrod*
Name: Scott Elrod
Title: Associate Director
Date: May 10, 2018

CLEARLIGHT DIAGNOSTICS, LLC

Signature: *Laurie Goodman*
Name: Laurie Goodman
Title: Interim CEO, Chief Scientific Officer
Date: May 10, 2018

AMENDMENT № 003

TO THE

LICENSE AGREEMENT EFFECTIVE THE 1ST DAY OF SEPTEMBER 2015

BETWEEN

STANFORD UNIVERSITY

AND

CLEARLIGHT BIOTECHNOLOGIES, INC. (FORMERLY CLEARLIGHT DIAGNOSTICS, LLC)

Effective the 28h day of August, 2020, THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY ("Stanford"), an institution of higher education having powers under the laws of the State of California, and ClearLight Biotechnologies, Inc. ("ClearLight"), a corporation having a principal place of business at 428 Oakmead Parkway, Sunnyvale, CA 94085, agree as follows:

1. BACKGROUND

1.1 Stanford and ClearLight are parties to a License Agreement effective the 1st day of September, 2015 ("Original Agreement") covering inventions relating to microscopy hardware and methods to image brain and other tissues for use in research and diagnostics disclosed in Stanford dockets S12-036, S10-108, and S14-203, from the laboratory of Dr. Karl Deisseroth, a Howard Hughes Medical Institute ("HHMI") investigator.

1.2 The Original Agreement was amended by an Amendment No 1 effective January 23, 2018("Amended Original Agreement").

1.3 The Amended Original Agreement was further amended by an Amendment No. 2 effective May 10, 2018 ("Twice-Amended Original Agreement") which added Stanford technology 15-424 and removed Stanford technology S14-203.

1.4 Stanford and ClearLight wish to amend the Twice-Amended Original Agreement to revise the diligence milestones and adjust the sharing of sublicensing income.

2. AMENDMENT

2.1 Section 4.6 of the Twice-Amended Original Agreement is hereby deleted in its entirety and replaced with the following:

4.6 **Sharing of Sublicensing Income**. ClearLight will pay to Stanford 25% of all Nonroyalty Sublicensing Consideration received for the Sublicense of Licensed Patents.

2.2 Appendix A of the Twice-Amended Original Agreement is hereby deleted in its entirety and replaced with Appendix A of this Amendment.

3. OTHER TERMS

3.1 All other terms of the Twice-Amended Original Agreement remain in full force and effect.

3.2 The parties to this document agree that a copy of the original signature (including an electronic copy) may be used for any and all purposes for which the original signature may have been used. The parties further waive any right to challenge the admissibility or authenticity of this document in a court of law based solely on the absence of an original signature.

The parties execute this Amendment № 003 by their duly authorized officers or representatives.

THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY

Signature: [signature] Mona Wan (Aug 28, 2020 10:38 PDT)
Name: Mona Wan
Title: Associate
Date: Aug 28, 2020

CLEARLIGHT BIOTECHNOLOGIES, INC.

Signature: [signature]
Name: Albert Hansen
Title: President
Date: Aug 28, 2020

Appendix A ·· Milestones

1. By June 2020, ClearLight will have Net Sales revenue from in house service model.
2. Following the first Net Sales revenue based on in house services, ClearLight will generate Net Sales based on services in each calendar year.
3. By July 2022, ClearLight will either:
   a. enter into a sublicense for the development of a Licensed Product which is an instrument (an "Instrument"); or
   b. develop an Instrument and use it internally to provide services to third parties.
4. By July 2023, ClearLight or a sublicensee will produce a prototype Instrument that can be operated by a third party to process tissue utilizing the CLARITY technology.
5. By December 2023 ClearLight will reach annual Net Sales revenue of at least [redacted].
6. By December 2024 ClearLight or a sublicensee will begin external sales of a Licensed Product that is an instrument.
7. ClearLight or a sublicensee must sell at least 1 Licensed Product that is an instrument ever[redacted]after the date of first external sale.
8. By December 2025 ClearLight will reach cumulative Net Sales revenue of at least [redacted].
9. By December 2027 ClearLight will reach cumulative Net Sales revenue of at least [redacted]